AMENDMENT NO. 1
                            DATED AS OF JULY 7, 1999
                               TO RIGHTS AGREEMENT
                            DATED AS OF MAY 16, 1997


     WHEREAS, on May 16, 1997, the Board of Directors of EIS International, Inc., a Delaware corporation (the "Company'"), declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of the Company's common stock, $.01 par value per share; and

     WHEREAS, the Company has entered into a certain Rights Agreement dated as of May 16, 1997 (the "Rights Agreement") with BankBoston, N.A., a national banking association, as Rights Agent (the "Rights Agent") setting forth the terms and conditions attaching to such Rights including among other things the circumstances under which the Rights may be redeemed or terminated; and

     WHEREAS, the parties have agreed to amend the Rights Agreement so as to delete certain provisions referring to "Continuing Directors" and "Permitted Offer" as defined in the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and in the Rights Agreement, the parties hereto agree as follows:

1. The Rights Agreement is hereby amended as follows:

          (a) Section 1 ("Certain Definitions") is hereby amended as follows:

                    (i) by deleting in paragraph (e) thereof, the definition of
               "Business Day", the phrase "State of New York" and substituting therefor the phrase, "Commonwealth of Massachusetts";

                    (ii) by deleting in paragraph (f) thereof, the definition of
               "Close of business", the phrase "New York" each time it appears and substituting therefor the word, "Eastern",

                    (iii) by deleting in paragraph (i) thereof, the definition of "Continuing Director", and substitute therefor: "(i) intentionally omitted"; and

                    (iv) by deleting in paragraph (p) thereof, the definition of
               "Permitted Offer", and substitute therefor: "(p) intentionally omitted".



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          (b) Subsection (a) of Section 7 ("Exercise of Rights; Purchase Price;
     Expiration Date of Rights") is hereby amended by deleting clause (ii) thereof which reads "(ii) the time at which the Rights expire as provided in Section 13(d) hereof,", and renumbering clause (iii) as clause (ii).

          (c) Clause (ii) of subsection (a) of Section 11 ("Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights") is hereby amended by deleting the parenthetical phrase "(other than pursuant to a Permitted Offer.)"

          (d) Subsection (d) of Section 13 ("Consolidation, Merger or Sale or Transfer of Assets or Earning Power") is hereby deleted in its entirety.

          (e) Subsection (a) of Section 23 ("Redemption and Termination") is hereby amended by deleting clauses (i)(C) and (ii)(C), so that said Section 23(a) shall read in its entirety as follows:


               (a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date) or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Notwithstanding the foregoing if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption set forth above in this Section 23(a), either (i)(A) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company or any of its Subsidiaries, such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding shares of Common Stock, and (B) there are no other Persons, immediately following the occurrence of the event described in clause (A), who are Acquiring Persons, or (ii)(A) the Board approves the consolidation, merger or other combination of the Company with or into, or the sale or other transfer (either by the Company or one or more of its Subsidiaries), in one transaction or a series of related transactions, of more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole), to a Person other than the Acquiring Person (or any Associate or Affiliate of such Acquiring Person) who caused the occurrence of such Stock Acquisition Date, and (B) the Board of Directors of the Company, as part of the




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     approval of such an event described in the preceding clause (ii)(A), approves the reinstatement of the right of redemption pursuant to this
     Section 23, then, in either such case, the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired."

          (f) Subsection (a) of Section 24 ("Exchange") is hereby amended by deleting the last sentence thereof.

          (g) Section 26 ("Notices") is hereby amended by changing the address of the Rights Agent to read as follows:

                  "BankBoston, N.A.
                  c/o EquiServe Limited Partnership
                  150 Royall Street
                  Canton, MA  02021
                  Attention:  Client Administration"

          (h) Section 27 ("Supplements and Amendments") is hereby amended to read as follows:

     "Section 27. Supplements and Amendments. Except as provided in the penultimate sentence of this Section 27, prior to the Distribution Date, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this agreement in any respect without the approval of any holders of the Rights. At any time when the Rights are no longer redeemable, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable, provided that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); and provided further, that this Agreement may not be supplemented or amended to shorten or lengthen any time period hereunder unless such shortening or lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights, and provided, further, that in any case this Agreement may not be supplemented or amended to lengthen the time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be



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made which changes the Redemption Price, the Final Expiration Date, the Purchase
Price or the number of one-thousands of a share of Preferred Stock for which a Right is exercisable. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock."



          (i) Exhibit C to the Rights Agreement ("Summary of Rights to Purchase Preferred Stock") is hereby amended as follows:

                    (i) by deleting in the fifth paragraph thereof the phrase
               "unless the event causing the 20% threshold to be crossed is a Permitted Offer (as defined in the Rights Agreement)".

                    (ii) by deleting in clause (i) of the seventh paragraph
               thereof the parenthetical phrase "(other than a merger which follows a Permitted Offer)".

                    (iii) by deleting in the ninth paragraph thereof the phrase
               "and subject to certain [sic] the concurrence of a majority of the Continuing Directors (as defined in the Rights Agreement)".

2. All capitalized terms not defined herein shall have the meanings ascribed to them in the Rights Agreement.

3. Except as specifically provided herein, the Rights Agreement remains in full force and effect without modification.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                      EIS INTERNATIONAL, INC.



By: /s/Robin L. Pylypko                      By:  /s/James E. McGowan
   --------------------------                     ------------------------------
Name:  Robin L. Pylypko                      Name: James E. McGowan
Title:  Executive Assistant                        President and
                                                   Chief Executive Officer


Attest:                                      BankBoston, N.A.



By:  /s/Angela R. Dray                       By: /s/Tyler Haynes
     -----------------------                     -------------------------------
Name:  Angela R. Dray                        Name: Tyler Haynes
Title:  Account Manager                      Title: Director, Client Services